Exhibit 10.24

Human Resources Manual

Policy No:	E-6	Reissued:	December 31, 2007

Subject:	Severance Pay Plan and Summary Plan Description	Originally Effective:	January 1, 1987

Page No:	1 of 6

1.0	PURPOSE

To provide severance benefits to certain US employees of NATCO Group Inc. and its US subsidiaries and affiliates (collectively, “NATCO”) and other employees of NATCO located in the US who involuntarily lose their positions with NATCO under severance qualifying conditions. This document is intended to serve as both the official plan document and the summary plan description, as required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.0	ELIGIBILITY

2.1 General Eligibility. An employee may be eligible for benefits under NATCO’s Severance Pay Plan (Plan) if he or she is:

a.	Employed at one of NATCO’s domestic (U.S.) facilities or a US employee on an international assignment, but who is not in any case a field employee of Total Engineering Services Team, Inc. or any of its subsidiaries; and

b.	A regular full-time employee (as described in Section 3.1); and

c.	His or her employment is involuntarily terminated; and

d.	His or her termination of employment is due to a change in operations, a facility relocation or closing, or a reduction for other economic reasons, and the employee does not refuse or otherwise fail to accept another position that may be available with the facility/NATCO; or

e.	His or her termination of employment is the result of a sale or merger of all or part of NATCO’s business or assets, merger acquisition or other form of corporate reorganization and the employee is not offered a position by the acquiring or resulting company.

f.	If an employee resigns, abandons his or her job, fails to return from an approved leave of absence, initiates termination on any similar basis, or does not satisfy the criteria set forth in sections 2a – 2e of this Plan, the employee will be ineligible for severance pay. In addition, employees will be ineligible for benefits if they are terminated for misconduct, unsatisfactory performance, or otherwise for cause which shall be determined solely at NATCO’s discretion.

2.2 Eligibility for Plan Benefits. An employee who meets the general eligibility requirements of this Plan will be eligible for benefits only if the employee receives written notification from NATCO of his or her eligibility to participate. The Plan Administrator retains discretion in all cases to determine eligibility for Plan benefits. To receive benefits under this Plan, employees may be required to sign a waiver and release of all labor and employment related claims against NATCO, its subsidiaries and affiliated entities, and its and their officers, directors, employees and benefit plans, in a form prepared by NATCO at the time of termination.

3.0	SCHEDULE OF BENEFITS

The amount of the severance payments an employee receives will depend on the employee’s length of service as determined by his or her most recent hire (anniversary) date as shown in the Schedule of Severance Payments in Section 3.4 of this Plan. Benefits will be based on the base salary, exclusive of overtime, shift differentials, bonus, commissions, etc. of the employee at the time of termination notification. Any performance or merit reviews that are pending or in process shall not affect the amount of any employee’s severance payments. In addition, the severance payments and benefits paid or provided under this Plan shall be inclusive of any termination notice pay an employee may be eligible to receive under the federal Workers Adjustment Retraining and Notification Act or any applicable state or local plant closing laws. Severance payments and benefits will not be paid or provided under this Plan to any employee or officer of NATCO who receives payment of severance or change in control benefits under any other agreement or arrangement with NATCO or to any foreign employee on assignment in the US who would otherwise be entitled to statutory severance or redundancy payments under applicable foreign law.

3.1	Regular Full-Time Employees

All regular full-time employees who have completed a minimum of six months employment from their most recent date of hire (anniversary) will be entitled to severance payments as defined by the Schedule of Severance Payments, in an aggregate amount equal to one week of base salary (as described above in Section 3.0) multiplied by the applicable Formula Factor shown in the Schedule of Severance Payments in Section 3.4 of this Plan, up to a maximum of 16 weeks base salary, depending on length of service. For purposes of this Section 3.1, a “regular full-time employee” is an individual who is classified by NATCO as a regular employee normally scheduled to work at least 30 hours each week.

If NATCO rehires an employee, his or her service time prior to his most recent rehire date will not be counted in computation of severance payments under this Plan.

3.2	Part-Time and Temporary Employees; Other Contingent Workers

No severance payments or other Plan benefits will be granted to any individuals who are characterized by NATCO as part-time or temporary employees, independent contractors, interns, cooperative or student employees, leased employees, or other similar category, even if that characterization is later changed.

3.3	Benefit Offset

An employee’s severance payments under this Plan may be reduced, at the discretion of the Plan Administrator, by any amounts the employee may owe NATCO (e.g., salary advances, vacation advances, unreconciled expenses, etc.).

3.4	Schedule of Severance Payments

Years of Service	Formula Factor (F.F.)	Years of Service	Formula Factor (F.F.)
30 Years	16.00	14 Years	10.50
29 Years	16.00	13 Years	9.75
28 Years	16.00	12 Years	9.00
27 Years	16.00	11 Years	8.25
26 Years	16.00	10 Years	7.50
25 Years	16.00	9 Years	6.75
24 Years	16.00	8 Years	6.00
23 Years	16.00	7 Years	5.25
22 Years	16.00	6 Years	4.50
21 Years	15.75	5 Years	3.75
20 Years	15.00	4 Years	3.00
19 Years	14.25	3 Years	2.25
18 Years	13.50	2 Years	1.50
17 Years	12.75	1 Year	1.00
16 Years	12.00	6 months to 1 Year	1.00
15 Years	11.25	Less than 6 months	- 0 -

4.0	VACATION PAYMENT

Employees entitled to vacation at the time of termination will be compensated under the terms of Vacation Policy D-2.

5.0	NOTICE PAY

As much notice of termination as is consistent with business conditions will be provided to each terminating employee. Employees will be entitled to up two week’s notice or pay in lieu of notice as appropriate and determined by business conditions and the Plan Administrator.

6.0	METHOD AND TIME OF PAYMENT

The Plan Administrator will determine how benefits will be paid in its sole discretion. Employees entitled to severance payments under this Plan will receive such payments in either one lump sum payment or, in the Plan Administrator’s discretion, in installments, with such payment to be made or installments to begin on the first regular payday under their former employer’s then-current payroll cycle. All installments will conclude in the month following the month in which the termination occurred. If a release is requested as a condition of an employee’s entitlement to receive severance benefits under the Plan, the employee’s lump sum payment will be made, or his or her installment payments will begin, as applicable, on the first regular pay date of his or her former employer that occurs on or after the date that is 30 days following the date the employee was terminated (or 60 days following the termination date in the event the termination is a termination event affecting a group or class of employees), provided that the employee executes and does not revoke his waiver and release and complies with the other terms and conditions of the Plan.

Employees and their eligible dependents who are enrolled in NATCO’s medical coverage may be continued at active employee contribution rates through the month following the month in which termination occurred, with deductions made from either the lump sum or payroll cycle. The period of group health insurance continuation provided as described above will be applied against an employee’s entitlements under the Consolidated Omnibus Budget Reconciliation Act (COBRA). (You may contact NATCO’s Human Resources Department in Houston for details.) The difference between the COBRA rate for the medical coverage that is continued and the active employee rate will be taxable to the employee for federal income and payroll tax purposes. Employees enrolled in NATCO’s other various benefit plans may be entitled to coverage as described within each such plan’s document.

7.0	SOURCE OF BENEFITS

NATCO will pay all benefits under this Plan from its general assets.

8.0	COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

Notwithstanding anything to the contrary under the Plan, if any payment of separation payments or provision of medical continuation coverage under the Plan would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because the timing of such payments and/or provision of such coverage is not delayed for the first six months following an employee’s termination of employment with the Company, then (1) any such payments will be accumulated and paid in a single lump sum payment, without interest, on the first business day that is six months following termination of employment and (2) the provision of such coverage will not be delayed but the employee will pay NATCO the fair market value of the cost of such coverage and NATCO will reimburse the employee for such cost on the first business day following the expiration of such six month period. NATCO’s determination of its “specified employees” for purposes of application of this delay provision will be binding upon all eligible employees and may be made in accordance with any of the methods that are permitted under the regulations issued under Section 409A of the Code.

Under the Plan, a termination of employment will have the same meaning as a “separation from service” under Section 409A of the Code and the regulations thereunder. For example, if an eligible employee will be providing significant post-termination consulting services to the NATCO, his termination of employment may not be considered to occur for purposes of the Plan until the consulting arrangement ends.

For purposes of Section 409A, each installment payment and benefit to which a former employee may be entitled will be considered a separate payment within the meaning of the regulations under Section 409A.

9.0	CLAIMS PROCEDURES

All claims concerning eligibility, participation, benefits, or other aspects of this Plan must be submitted in writing to the Plan Administrator, who may delegate the authority for review of the claims to a Plan Committee.

If a claim for benefits under this Plan is denied under the terms and conditions of this Plan, the Plan Administrator must respond to the claimant within a reasonable period of time, but no more than 90 days from the date the claim was filed unless special circumstances require an extension of time of up to an additional 90 days. If such an extension is required, the Plan Administrator will notify the claimant in writing, indicating the special circumstances.

If the Plan Administrator denies all or part of the claim, the Plan Administrator shall provide a written or electronic notice of denial to the claimant, to include (1) the specific reason or reasons for the adverse determination; (2) reference to the specific Plan provisions on which the determination is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review (as described below).

If the claimant wishes to appeal a denied claim, he or she must do so within 60 days of the Plan Administrator’s written or electronic denial, otherwise the claimant shall be deemed to have waived his or right to a review. In preparation for a review, the claimant may submit all relevant documentation and comments to the Plan Administrator for consideration by the appeals committee. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The review will take into account all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.

The appeals committee will make a final, written determination of the claimant’s eligibility for benefits within a reasonable period of time but not later than sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days after such receipt if special circumstances require an extension of time for processing the appeal and the Plan Administrator notifies the claimant of such an extension and describes the special circumstances). In the event that the appeals committee confirms the denial of the claim, in whole or in part, the written notice will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for upholding the denial, (ii) specific reference to the Plan provision(s) on which the denial is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the employee’s claim for benefits (as defined under ERISA), and (iv) a statement of the claimant’s right to bring an action under ERISA Section 502(a).

The Plan Administrator and the appeals committee shall have the discretion to make any findings of fact needed in the administration of the Plan, and will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion that they deem appropriate in their sole judgment. The Plan Administrator’s decisions and actions shall be final and binding, unless there is a timely appeal of a decision or action, in which case, the appeals committee’s decision or action shall be final and binding.

Pursuant to the terms of this Plan and applicable law, no legal action for benefits under the Plan shall be brought until this claims procedure has been exhausted.

10.0	AMENDMENT OR TERMINATION OF THE PLAN

NATCO reserves the right to amend, modify, revoke, suspend or terminate the Plan or any policies or procedures adopted under the Plan at any time in its sole discretion, with or without advance notice. Circumstances under which this Plan may be amended or terminated include, for example, changes in applicable law, a determination by NATCO that the Plan is no longer suitable or a change in NATCO’s or its employees’ circumstances, whether financial or otherwise, occurs.

11.0	YOUR RIGHTS UNDER ERISA

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare (severance) benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money (if any)

or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or lawsuit is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefit Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

12.0	GENERAL INFORMATION

12.1	The Plan is sponsored by National Tank Company, 11210 Equity Drive, Ste. 100, Houston, TX 77041, (713) 849-7500.

12.2	Plan Administrator

National Tank Company’s Director of Human Resources is the administrator of the Plan who is appointed by the President of National Tank Company. The administrator of the Plan makes the rules and regulations necessary to administer the Plan. The administrator of the Plan shall have the responsibility and discretionary authority to interpret the terms of this Plan, to determine eligibility for benefits, and to determine the amount of such benefits. The interpretations and determinations of the administrator of the Plan shall be final and binding, unless determined by a court of competent jurisdiction to be arbitrary and capricious. Contact information for the Plan Administrator is set forth in Section 12.4 below.

12.3	Type of Plan

The Plan is an unfunded welfare benefit severance pay plan.

12.4	Agent for Legal Process

NATCO’s General Counsel is the agent for service of legal process with respect to the Plan. Any communications should be sent to:

General Counsel

National Tank Company

11210 Equity Drive

Suite 100

Houston, Texas 77041

Legal process may also be served on the administrator of the Plan at:

Director of Human Resources

Severance Plan Administration

National Tank Company

11210 Equity Drive

Suite 100

Houston, Texas 77041

(713) 849-7500

12.5	Plan Year

The records of the Plan are kept on a calendar year basis.

12.6	Identification Number

Employees who have a need to discuss the Plan with a federal government agency, may need the following numbers:

Plan Number 502

Employer ID# -13-2571945